Exhibit 4b3

February 12, 2004

Strongbow Resources Inc. 1300 - 609 Granville Street Vancouver BC, Canada V6C 1T2 Attention: Mr. William Wolfe

Dear Sirs:

RE:

PURCHASE OF ULSTER MINERALS LIMITED (“Ulster”)

We have jointly entered into option agreements respecting the Curraghinalt and Tyrone properties dated February 3, 2003 respectively (the “Option Agreements”).   We understand that the “Mineral Rights” on the “Properties” (both as defined in the Option Agreements, which definition shall apply here) are held by your wholly owned subsidiary, Ulster.  As we have discussed, it is our desire to move aggressively towards production from the Properties, and to that end we wish to acquire a 100% interest in the properties through the acquisition of 100% of Ulster.

We are writing this letter (“Agreement”) to confirm the terms for the purchase and sale of all of the issued and outstanding shares of Ulster (the “Ulster Sale”) by its sole shareholder, Strongbow Resources Ltd (“Strongbow”), to Tournigan Gold Corporation (“Tournigan”) subject to obtaining all necessary shareholder and regulatory approvals (including all necessary acceptances of The TSX Venture Exchange (“TSX”)), upon the terms and conditions set out below.

Purchase and Sale Agreement

1.

Strongbow hereby agrees to sell all of its right title and interest in the issued shares of Ulster (“Ulster Shares”) to Tournigan at the Closing (defined below) on the terms set out herein.  .

Purchase Price

2.

The Purchase Price for the Ulster Shares shall be:

(a)

10,000,000 common shares of Tournigan, issued at a deemed price of $0.♦ per share (the “Purchase Shares”); and

Suite 520, 800 West Pender Street  Vancouver  BC  Canada

Tel: (604) 683 8320 Fax: (604) 683 8340 Email: info@tournigan.com

Tournigan Gold Corporation  -2-

January 27, 2003

(b)

Tournigan's covenant to pay to Strongbow, whenever Ulster applies the cumulative exploration expenditures disclosed on the books of Ulster as at the date of closing against its income, an amount (the "SR Share of Tax Credit") equal to $0.20 for every $1.00 by which Ulster's taxes payable are reduced as a consequence of the deduction of such expenditures within 30 days of the date that Ulster claims such expenditures as a deduction.  For this purpose the amount by which Ulster's taxes payable are reduced as a consequence of the deduction of exploration expenditures shall be calculated as though the deductions are against income that would otherwise be taxed at the highest marginal tax rate that would have been applicable to Ulster in respect of the value of its operating income in the relevant year less interest charges relating to mining operations on the Properties in such year but before any other deductions (i.e. after deducting interest, the existing exploration expenditures will be considered to be the first deductions in any year against income of Ulster).

The Purchase Shares shall be issued as follows:

(c)

5,000,000 Purchase Shares shall be issued forthwith upon the issuance by the TSX of a bulletin accepting this agreement for filing; and

(d)

the remaining 5,000,000 Purchase Shares (the “5m Balance”) will be issued upon the decision by Ulster or Tournigan (whichever occurs first and whether it is a formal board decision or a de facto management decision) to commence construction of commercial scale mining facilities on the Properties;

Additional Terms

3.

(a)

Strongbow shall be entitled to name one representative for appointment to the Board of directors of Tournigan to be appointed at the closing of this transaction.  Strongbow shall continue to have a right but not the obligation, to a representative on Tournigan’s board for so long as Strongbow retains not less than 50% of the Tournigan shares it has been issued. The right is exercisable by submitting one nominee each year for inclusion in the annual materials as a management nominee for the board of directors of Tournigan.

(b)

Upon Closing the Option Agreements will be terminated, and replaced in whole by this agreement..

(c)

The number of Tournigan shares or other securities to be issued in respect of Tournigan's obligation to issue the 5m Balance shall be adjusted in accordance with industry standard comprehensive anti-dilution provisions in the event of alterations in the share capital of Tournigan or other significant transactions including share splits or consolidations, capital reorganizations or reclassifications, discounted (greater than the maximum discount in respect of private placements permitted at the time under TSX Venture Exchange Policies) rights offerings, amalgamations, mergers, arrangements and stock dividends and other such events.

Tournigan Gold Corporation  -3-

January 27, 2003

(d)

Strongbow has agreed to accept the payment of the 5m Balance and the SR Share of Tax Credit at a future date on the assumption that Tournigan will hold 100% of the outstanding shares of Ulster and a 100% interest in the Properties at the time those payments are due.  Accordingly, Tournigan agrees that it will not sell, assign or transfer, directly or indirectly, any shares of Ulster, allow Ulster to sell, assign or transfer any interest in the Properties or allow Ulster to issue shares to anyone other than Tournigan until all such payments have been made unless, at the time of such transaction, Strongbow receives such consideration and other contractual entitlements satisfactory to it in respect of such rights.

Closing

4.

The completion of the Sale of Ulster Shares (the “Closing”) will be at the offices of Armstrong Simpson 2080 – 777 Hornby Street, Vancouver, British Columbia, at 10:00 a.m. (Vancouver time) on the 2nd business day after receipt of all necessary regulatory approvals (the “Closing Date”), or such other place or date as may be mutually agreed by the parties.

Closing Conditions for Strongbow

5.

The obligation of Strongbow to complete the Ulster Sale hereunder is subject to the following conditions precedent:

(a)

Tournigan having obtained all required regulatory approvals for the issuance of the Purchase Shares on or before April 15, 2004;

(b)

Except as previously disclosed to and consented to by Strongbow, the absence of any material transaction out of the ordinary course of business of Tournigan, of any material adverse change in Tournigan’s business, business conditions, prospects, financial condition, assets or liabilities (contingent or otherwise) and of any material litigation, commenced, contemplated or threatened, against Tournigan or any of its assets

Closing Conditions for Tournigan

6.

The obligation of Tournigan to complete the Ulster Sale hereunder is subject to the following conditions precedent:

(a)

Tournigan having obtained all required regulatory approvals for the issuance of the Purchase Shares;

(b)

Strongbow having received all  required regulatory approvals for the sale of Ulster;

(c)

Tournigan having received from Strongbow & Ulster such currently existing financial statements, audited or otherwise, and other currently existing documents pertaining to Ulster and the Mineral Rights as may be required by Tournigan;

(d)

Tournigan having obtained at its own expense a legal opinion confirming the existence and good standing of the Mineral Rights and the legal title of Ulster thereto; and

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January 27, 2003

(e)

Except as previously disclosed and consented to by the other parties, the absence of any material transaction out of the ordinary course of business of Ulster or any material adverse change in Ulster’s business, business conditions, prospects, financial condition, assets or liabilities (contingent or otherwise) and of any material litigation, commenced, contemplated or threatened, against Ulster or any of its assets.

Other Closing Conditions

7.

The Closing will also be subject to, among other things, satisfaction of certain conditions at or prior to the Closing Date, including:

(a)

The parties having completed the negotiation, execution and delivery of all other documents necessary to give effect hereto;

(b)

Tournigan and Strongbow being satisfied with the results of their respective due diligence reviews in connection with the transaction;

(c)

The representations and warranties of the other party in this agreement being true and correct in all material respects at the Closing Date;

(d)

The other party having performed all covenants and conditions set out in this Agreement on or before the Closing Date;

(e)

The Purchase Shares issuable at Closing being validly allotted and issued as fully paid and non-assessable common shares;

(f)

The 5m Balance being validly allotted and reserved for issue to Strongbow, subject to satisfaction of the conditions to such release; and

(g)

All necessary consents being obtained from all lenders, lessors and other third parties, and regulatory authorities necessary to complete the purchase and sale of Ulster.

Resale Restrictions

8.

Tournigan and Strongbow acknowledge that the Purchase Shares to be issued will be subject to a hold period under applicable policies of the TSX and applicable Canadian securities laws.  Furthermore, Strongbow agrees that the Purchase Shares will be deposited under a Pooling Agreement providing for the release of 1,000,000 of such shares on the Closing Date and 1,000,000 every six months thereafter.  Nothing in the foregoing shall be interpreted to require Strongbow to accept any escrow or other restriction on the delivery and the free trading quality of the Purchase Shares that involves a slower release of any of the shares or imposes any condition to the release of such shares other than the passage of time.  If Strongbow decides it wants to sell, over any stock exchange or quotation system on which Tournigan's shares are listed or quoted, any Tournigan shares received by it under the terms of this Agreement Strongbow also agrees to give Tournigan notice of such proposed sale and an opportunity to find a buyer willing to acquire such shares.  If:

(a)

Tournigan has not notified Strongbow, within 15 days of Strongbows' notice to Tournigan, of a buyer who is prepared to sign an agreement and pay market prices for such shares;

(b)

such buyer has not paid Strongbow in full for such shares within 30 days of Strongbow's notice to Tournigan; or

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January 27, 2003

(c)

Strongbow is not satisfied, acting reasonably, that it can complete such transactions in compliance with all applicable securities laws,

then Strongbow shall be free to sell that number of Tournigan shares set out in its notice in the manner it sees fit.

Representations and Warranties of Strongbow and Ulster

9.

Ulster and Strongbow hereby represent and warrant as follows:

(a)

Strongbow is the sole registered and beneficial shareholder of Ulster and has full power and authority to enter into this Agreement;

(b)

Ulster is a company duly incorporated, organized, validly existing and in good standing under the laws of Northern Ireland;

(c)

Ulster owns the Mineral Rights to the Properties, subject to the Option Agreements and, as of the date of the Option Agreements, such Mineral Rights were in good standing;

(d)

Ulster has full power and capacity to enter into this Agreement;

(e)

on Closing there will be no options, warrants or other convertible securities issued or outstanding which entitle the holder to purchase shares or any other securities of Ulster;

(f)

neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with, result in a breach of or accelerate the performance required by any agreement to which Strongbow or Ulster is a party;

(g)

the execution and delivery of this Agreement and the transactions contemplated in this Agreement will not violate or result in the breach of the laws of any jurisdiction applicable to, or the constating documents of, Strongbow or Ulster; and

(h)

Ulster is not a party to nor bound by any outstanding material agreement, contract or commitment relating to any of its assets which has not otherwise been disclosed to Tournigan and Ulster is in good standing with respect to its obligations to each of the material agreements to which it is a party.

Representations and Warranties of Tournigan

10.

Tournigan hereby represent and warrant as follows:

(a)

Tournigan is a company duly incorporated, organized, validly existing and in good standing under the laws of the Yukon;

(b)

Tournigan has full power and capacity to enter into this Agreement;

(c)

neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, result in a breach of or accelerate the performance required by any agreement to which Tournigan is a party;

Tournigan Gold Corporation  -6-

January 27, 2003

(d)

the execution and delivery of this Agreement and the transactions contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable to, or the constating documents of, Tournigan;

(e)

Tournigan is a reporting issuer pursuant to the Securities Act (British Columbia) in good standing and in compliance with its obligations under such legislation and the rules and regulations thereunder;

(f)

the Tournigan Common Shares are posted and listed for trading on the TSX and Tournigan is in compliance with all rules, regulations and policies of the TSX.

Due Diligence

11.

Upon execution of this Agreement, it is agreed that the parties (through their representatives) will be permitted to complete the due diligence investigations of each other in connection with the transaction contemplated hereunder as follows:

(a)

Tournigan with respect to Ulster and the Properties and any agreements of Strongbow with respect to Ulster or the Properties (if any); and

(b)

Strongbow with respect to Tournigan.

Each of the parties will afford to the others and to their accountants, counsel and other representatives, full access during normal business hours to the management, properties, books, records, contracts, commitments and other documentation of such party and its subsidiaries as contemplated above and shall allow such parties and their accountants, counsel and representatives to perform a diligent and complete examination of its and their financial condition, business, affairs, property and assets.

Public Disclosure

12.

Any information concerning any of Tournigan, Strongbow and their respective affiliates disclosed to the other parties or their representatives, which has not been publicly disclosed, shall be kept strictly confidential by them and shall not be disclosed or used by the recipients thereof whether or not the Closing occurs until publicly disclosed by the party to which such information relates.  Except as may be required under applicable law, no press releases or material change reports relating to the transaction contemplated hereby shall be issued by either party or their affiliates, nor shall the terms of this Agreement be disclosed to third parties, other than the representatives of the parties, without the prior consent of the other parties.  All necessary press releases and material change reports in required form shall be submitted for approval by the party preparing such press release or material change report to the other party prior to the filing thereof in accordance with applicable laws.

Expenses

13.

Each of Tournigan and Strongbow will pay all of its own reasonable costs, fees and expenses incurred in connection with the transactions contemplated hereby unless the transactions are not completed due to the breach of any material representations, warranties or covenants of one party, in which case, that party will pay up to $15,000 of the other party’s reasonable costs, fees and expenses.

Tournigan Gold Corporation  -7-

January 27, 2003

Standstill

14.

During the period between the execution of this Agreement and the Closing:

(a)

except with the prior consent of Tournigan, neither Ulster, nor Strongbow shall, directly, or indirectly through a subsidiary, affiliate, partner, officer, agent or otherwise, solicit or initiate, or encourage submission of, or participate in negotiations with respect to, proposals or offers from any person or group, relating to any sale of all, or any portion, of the business or assets of Ulster or the Ulster Common Shares and Ulster shall terminate any and all discussions with any other persons or groups relating to any sale of all, or any portion, of the business or assets of Ulster or the Ulster Common Shares; and

(b)

except with the prior consent of Tournigan, Ulster shall not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, any other corporation or person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby.

Further Assurances

15.

Strongbow, Ulster and Tournigan agree to perform or cause to be performed all such acts and deeds as may be required to give full force and effect to the terms and provisions set out herein and to cooperate with each other and each other’s counsel and other professional advisors in the preparation, execution and delivery of any and all documents or instruments necessary to give full force and effect to the terms and provisions set out herein and any other documents required to give effect hereto.

Governing Law

16.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

Execution in Counterpart

17.

This Agreement may be executed in counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

Time of the Essence

18.

Time is of the essence of this Agreement.

Tournigan Gold Corporation  -8-

January 27, 2003

If the above correctly sets forth our entire agreement on these matters, kindly so indicate by execution the enclosed copy of this Agreement in the space provided below and returning it to Tournigan.  The undersigned shareholders of Ulster listed below are executing this Agreement to confirm their agreement of acceptance of these terms.

Yours truly,

TOURNIGAN GOLD CORP.

Per:

“Damien Reynolds”

Damien Reynolds
President

AGREED AND ACCEPTED this _12_ day of January , 2004.

STRONGBOW RESOURCES INC. By: “William J. Wolfe” Authorized Signatory
ULSTER MINERALS LIMITED By: “William J. Wolfe” Authorized Signatory